UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2008

Pet DRx Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-51596	56-2517815
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

560 South Winchester Boulevard
Suite 500
San Jose, CA 95128

(Address of principal executive offices)

(408) 236-7428
(Registrant’s telephone number, including area code)

Echo Healthcare Acquisition Corp.
8000 Towers Crescent Drive, Suite 1300
Vienna, Virginia, 22182
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement

          On January 4, 2008, a wholly-owned subsidiary of the Registrant merged with and into (the “Merger”) XLNT Veterinary Care, Inc. (“XLNT”), pursuant to the Second Amended and Restated Agreement and Plan of Merger dated as of October 23, 2007 (the “Merger Agreement”). In connection with the Merger, the name of the registrant was changed to Pet DRx Corporation from Echo Healthcare Acquisition Corp. Unless the context otherwise requires, “we”, the “Company” and “Pet DRx” refer to the registrant and its subsidiaries including XLNT and its subsidiaries, “Echo” refers to the registrant prior to the effective time of the Merger (the “Effective Time”) and “XLNT” refers to XLNT Veterinary Care, Inc., which became a wholly-owned subsidiary of the Company as of the Effective Time.

          In connection with the closing of the Merger, certain stockholders executed a Board Voting Agreement with the Company pursuant to which the stockholders have agreed that for the three years following the Effective Time, they will each vote shares beneficially owned by them for the election to the Company’s Board of Directors of (a) Robert Wallace, for so long as Mr. Wallace is serving as the chief executive officer of the Company or owns two percent or more of the Company’s fully diluted shares of common stock, par value $0.0001 per share (“Common Stock”), (b) four designees named by the representatives of XLNT designated by the stockholders (five in the event Mr. Wallace is no longer serving as a director), one of whom shall be the designee of Galen Partners IV LP or its affiliates and shall serve as the Company’s non-executive Vice Chairman, and (c) four designees named by Echo’s initial stockholders, who shall include Gene Burleson (who shall serve as the non-executive chairman of the Company’s Board of Directors).

          In connection with the closing of the Merger, the Company will enter into an escrow agreement with JP Morgan Chase Bank, National Association, as escrow agent, and the stockholder representatives acting on behalf of the former stockholders of XLNT, pursuant to which the Company will place approximately 1.6 million shares of Common Stock into escrow to satisfy any indemnification claims that may be asserted by the Company. On the earlier of the date that is (i) 90 calendar days following the receipt by the Company of the final results of the audit of our consolidated operations for the year ended December 31, 2007 and (ii) the 18 month anniversary of the Effective Time, pursuant to the terms of such agreement, any shares of Common Stock remaining in the escrow account will be released, pro rata, to the persons who held shares of XLNT common stock immediately prior to the Effective Time less any shares which represent the estimated value of any then pending claims for indemnification.

          Under the terms of the Merger Agreement, the Company has agreed to enter into a registration rights agreement with former affiliates of XLNT and the founders of Echo, pursuant to which the Company will agree to register the Common Stock held by such persons for resale under the Securities Act of 1933, as amended, under the terms and conditions set forth in such agreement.

          The foregoing description of the Board Voting Agreement does not purport to be complete and is qualified by reference to the full text of such documents, which is included as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

          On January 4, 2008 the Company acquired XLNT as described in Item 1.01 above. The Company is issuing approximately 16.1 million shares of Common Stock (of which approximately 1.6 million shares are being placed in escrow as described below) for the benefit of the former holders of capital stock of XLNT, based on an exchange ratio, calculated pursuant to the Merger Agreement, of 0.7710 of a share of

Common Stock for each share of XLNT common stock issued and outstanding immediately prior to the Effective Time. The Company has reserved approximately 3.16 million additional shares of Common Stock for future issuance upon the exercise of outstanding options and warrants and the conversion of convertible notes previously issued by XLNT.

          XLNT waived the condition to closing that would have required Echo to have no less than $50,000,000 in cash in its trust fund after deducting all accrued but unpaid fees, expenses and other obligations incurred by Echo in connection with closing. Echo waived the condition that would have required XLNT to have a positive working capital as of the end of the month immediately preceding closing. Echo and XLNT have also agreed to waive any indemnification claims for breaches of representations, warranties or covenants relating to the failure to satisfy such closing conditions. In addition, Echo and XLNT have agree that, since they have reached agreement on all of the components required to calculate the exchange ratio, there will be no further adjustments to the exchange ratio and hence no recourse to the escrow fund with respect to such components.

          The former holders of XLNT common stock prior to the Merger hold approximately 72% of the outstanding shares of the Common Stock on a fully diluted basis (including escrowed shares) after giving effect to the closing of Merger.

          The Company is placing approximately 1.6 million shares of Common Stock into escrow to satisfy any indemnification claims that may be asserted by the Company as described above.

          Holders of 1,361,573 shares of Common Stock elected to convert their Common Stock at the Effective Time into their pro rata portion of the trust account established at the time of the Company’s initial public offering, at a conversion price of $8.10 per share of Common Stock. Cash in the amount of approximately $11 million was paid to converting Stockholders.

          Prior to the Merger, the Company was a blank check company with no operations, formed as a vehicle to effect a business combination with an operating business in the healthcare industry. Information about the Company following the Merger, including the business of XLNT, is set forth below.

          Further information regarding the Merger is set forth in the definitive proxy statement/prospectus filed by Echo with the Securities and Exchange Commission (the “SEC”) on November 13, 2007 and subsequently supplemented on November 27, 2007 (the “Proxy Statement/Prospectus”) in the section entitled “The Merger Propsal” beginning on page 46 and the section entitled “The Merger Agreement” beginning on page 90, which are both incorporated herein by reference. On January 7, 2008 the Company issued a press release announcing the closing of the Merger, a copy of which was attached to the Company’s Current Report on Form 8-K filed on January 7, 2008 as Exhibit 99.1.

Business

          Our business is described in the Proxy Statement/Prospectus in the section entitled “Information about XLNT” beginning on page 112, which is incorporated herein by reference.

Risk Factors

          The risks associated with our business and securities are described in the Proxy Statement/Prospectus in the section entitled “Risk Factors” beginning on page 23, which is incorporated herein by reference.

Registration Statement Relating to the Warrants

          Under the terms of the warrant agreement relating to the Company’s outstanding redeemable warrants issued in connection with Echo’s initial public offering (the “Public Warrants”), the Public Warrants become exercisable to purchase one share of Common Stock at a price of $6.00 per share, subject to adjustment, upon the completion of the Merger until 5:00 p.m., New York City time on March 17, 2010. However, Echo's final prospectus relating to its initial public offering indicated (i) that no Public Warrant would be exercisable unless at the time of exercise a prospectus relating to the Common Stock issuable upon exercise of the Public Warrant is current and the Common Stock has been registered under the Securities Act of 1933 or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Public Warrant and (ii) that the Public Warrants may be deprived of any value and the market for the Public Warrants may be limited if the prospectus relating to the Common Stock issuable upon the exercise of the Public Warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holder of the Public Warrant resides. The warrant agreement was subsequently amended to clarify that the registered holders do not have the right to receive a net cash settlement in the event the Company does not maintain a current prospectus relating to the Common Stock issuable upon exercise of the Public Warrants at the time such Public Warrants are exercisable. Although the Company intends to file with the SEC a post-effective amendment to its existing registration statement covering the sale of the shares issuable upon exercise of the Warrants in order to bring such registration statement current, no such registration statement has been filed. Accordingly, the Public Warrants may not be exercised currently and will not be exercisable until a registration statement is filed by the Company and declared effective by the SEC. Public Warrants may not be exercised by, or securities issued to, any holder in any state in which such exercise would be unlawful.

Financial Information

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF XLNT

          The following discussion should be read in conjunction with XLNT’s financial statements and accompanying notes, which appear in the Proxy Statement/Prospectus and are incorporated herein by reference.

Overview

          The following Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, is intended to help the reader understand XLNT’s historical results and anticipated future outlook prior to the close of the proposed merger with Echo. MD&A is provided as a supplement to, and should be read in conjunction with XLNT’s consolidated financial statements and accompanying notes.

Introduction

          XLNT is a provider of veterinary primary and specialty care services to companion animals through a network of fully-owned veterinary hospitals. XLNT currently owns and operates twenty-six veterinary hospitals in the state of California.

          XLNT’s objective is to become a preferred provider of high quality pet care by offering a broad array of pet care services under one brand. XLNT offers a full range of general medical treatment for pets, including (i) preventative care, such as vaccinations, examinations, spaying, and dental care, and (ii) a broad range of specialized diagnostic and medical services, such as x-ray, ultra-sound, internal medicine, surgery, cardiology, ophthalmology, dermatology, oncology, and other services.

          XLNT is developing and intends to develop “hub and spoke” systems, whereby XLNT will develop larger, fully equipped veterinary hospitals, providing a wide range of medical, diagnostic and non-medical services at the “hub,” and use traditional smaller general practices as “spokes” to feed patients to the “hub” units desiring the broader array of more specialized services that a general practice is not equipped to provide. XLNT also intends to enter into affiliate relationships with veterinary hospitals not owned by XLNT that may become “feeder spokes” for XLNT’s “hub” units.

Seasonality

          The practice of veterinary medicine is subject to seasonal fluctuation. In particular, demand for veterinary services is significantly higher during the warmer months because pets spend a greater amount of time outdoors where they are more likely to be injured and are more susceptible to disease and parasites. In addition, use of veterinary services may be affected by levels of flea infestation, heartworm and ticks, and the number of daylight hours.

Sales Trends

          Over the last few years, some pet-related products traditionally sold at animal hospitals have become more widely available in retail stores and other distribution channels, and, as a result, XLNT has fewer customers coming to XLNT’s animal hospitals solely to purchase those items. In addition, there has been a decline in the number of vaccinations as some recent professional literature and research has suggested that vaccinations can be given to pets less frequently. XLNT’s business strategy continues to place a greater emphasis on comprehensive wellness visits and advanced medical procedures, which typically generate higher-priced orders.

Acquisitions

          XLNT has achieved revenue growth since XLNT’s founding in March 2004 primarily through the acquisition of twenty-six veterinary hospitals. XLNT’s veterinary hospital same-store revenue growth for the two hospitals that XLNT acquired in 2004 (XLNT’s predecessor) was approximately 8%, 12% and 16% in the first nine months of 2007 compared to the first nine months of 2006, calendar 2006 compared to 2005 and calendar 2005 compared to 2004, respectively. XLNT’s veterinary hospital same-store revenue growth for the four hospitals that XLNT acquired in 2005 was approximately 8% in the first nine months of 2007 compared to the first nine months of 2006, although that was adversely effected by one hospital with a 6% revenue decline. Absent of that hospital, growth was 12%.

          The following summarizes the total number of veterinary hospitals that XLNT operated at each period end:

December 31, 2004	2
December 31, 2005	6
December 31, 2006	20
March 31, 2007	26
September 30, 2007	26

          The total number of XLNT’s employees has increased from 156 at December 31, 2005, to 302 at December 31, 2006 (excluding the employees of 4 hospitals acquired after the close of business on December 31, 2006), to 740 at September 30, 2007. This included 132 veterinarians at September 30, 2007.

          XLNT’s results of operations may be affected by expenses associated with the merger with Echo. For example, certain outstanding stock options will vest and become exercisable upon completion of the merger. XLNT will record compensation expenses associated with the merger in the period in which the merger is completed. XLNT estimates recording approximately $565,000 of additional compensation expense in connection with the acceleration of the vesting of stock options if the merger is completed in the fourth quarter of 2007.

Overview of XLNT’s Financial Results

          Net revenue and net income per share are key measurements of XLNT’s financial results. For the three months ended September 30, 2007, net revenue was $17.7 million, an increase of 280% over the third quarter of 2006. The net loss for the quarter ended September 30, 2007 was $3.4 million, an increase of 747% over the third quarter of 2006 net loss. Basic and diluted net loss per share was $(0.61) for the quarter ended September 30, 2007 and was $(0.52) more than the basic and diluted net loss per share for the quarter ended September 30, 2006. For the nine months ended September 30, 2007, net revenue was $46.1 million, an increase of 317% over the nine months ended September 30, 2006. The net loss for the nine months ended September 30, 2007 was $9.2 million, an increase of 1,598% over the net loss in the same period in 2006. Basic and diluted net loss per share was $(1.73) for the nine months ended September 30, 2007 and was $(1.61) more than the basic and diluted net loss per share for the nine months ended September 30, 2006.

          The revenue increase in 2007 for both periods from the comparable periods in 2006 was primarily due to the acquisition of eight veterinary hospitals in the fourth quarter of 2006 and six in the first quarter of 2007. The increase in net loss and loss per share for both periods was primarily a result of expenses associated with the proposed merger with Echo, expenses and increased interest expense associated with various financing transactions, including seller financings completed subsequent to September 30, 2006, and the increased expenses associated with developing corporate staff. XLNT incurred $0.5 million and $2.9 million of costs to outside accounting and audit firms in the third quarter of 2007 and the first nine months of 2007, respectively, related to the audits of twenty one hospital acquisitions and XLNT as part of the merger. XLNT corporate wage related expenses, including expenses related to temporary employees and consultants, increased $1.4 million and $2.3 million in the three and nine months ended September 30, 2007 from the comparable periods in 2006 due primarily to the increased number of temporary employees and consultants working in the accounting department. XLNT also incurred $0.2 million and $0.7 million of legal expenses in the third quarter and the first nine months of 2007, respectively, related to corporate issues. Interest expense increased by $1.9 million in the first nine months of 2007 from the comparable period in 2006 due to the increase in seller debt incurred in connection with the hospital acquisitions as well as the additional $15.0 million of term debt put in place at the end of the first and second quarters of 2007.

          For the year ended December 31, 2006, net revenue was $17.4 million, an increase of 268% over 2005. Revenues increased primarily due to the purchase of fourteen hospitals in 2006. Basic and diluted net loss per share was $(0.41) for the year ended December 31, 2006, a decrease from a net loss per share of $(0.42) for the year ended December 31, 2005. The net loss for the year ended December 31, 2006 was $1.9 million, an increase from 2005 of 43%, primarily as a result of expenses associated with the proposed merger with Echo and the increased expenses associated with developing corporate staff and expanding the animal hospital administrative operations to support the increased acquisitions. XLNT incurred $1.1 million of costs to outside accounting and audit firms in 2006, primarily in the fourth quarter of 2006, related to the audits of twenty one hospital acquisitions and XLNT as part of the merger. XLNT incurred $0.3 million of legal expenses in 2006 related to corporate issues as compared to $0.0 million in 2005. XLNT corporate wage related expenses, including expenses related to temporary employees and consultants, increased $0.5 million in the year ended December 31, 2006 from the comparable period in 2005.

          For fiscal 2005, net revenue was $4.7 million. The net loss for the year ended December 31, 2005 was $1.3 million. Basic and diluted net loss per share was $(0.42) for the year ended December 31, 2005, a decrease from a net loss per share of $(0.16) for the period from XLNT’s inception through December 31, 2004. Revenues increased primarily due to the purchase of four hospitals in 2005 and operating the hospitals acquired on the September 30, 2004 for an entire year. The net loss for the year ended December 31, 2005 increased by $1.0 million over the prior year primarily as a result of expenses associated with the increased expenses associated with developing corporate staff and stock based compensation. These two items, in total, increased by $0.9 million in 2005.

          Cash used in operations for the nine months ended September 30, 2007 was $1.3 million compared to cash provided by operations during the nine months of 2006 of $0.8 million. Cash used in investing activities during the nine months ended September 30, 2007 was principally for the acquisition of six veterinary hospitals made during the first quarter of 2007 for $16.8 million. Cash was provided from financing activities principally by the issuance of $13.6 million of preferred stock and $14.0 million of debt financing with preferred stock warrants. Cash used by operations for the twelve months ended December 31, 2006 was $0.9 million compared to cash used during 2005 of $0.7 million. The use of cash from operating activities in 2006 was due primarily to the increase in corporate SG&A attributable to professional expenses associated with the proposed merger with Echo, and in the increased expenses associated with developing the corporate staff. The principal use of its cash for investing activities was for the acquisition of fourteen veterinary hospitals during the year for $13.3 million. Cash was provided from financing activities principally by the issuance of $17.3 million of preferred stock.

          XLNT had a working capital deficit of $5.4 million at September 30, 2007 as compared to working capital of $11.8 million at September 30, 2006. The September 30, 2007 working capital was negatively impacted because XLNT had completed a $17.3 million equity offering in the first half of 2006. These funds and others were used to complete the acquisitions made later in 2006 and in the first quarter of 2007. Working capital also decreased as a result of the cash needed to fund the merger related costs, the buildup of the corporate staff and the increased debt service.

Critical Accounting Policies and Estimates

          There are several accounting policies that are critical to understanding XLNT’s historical and future performance because these policies affect the reported amounts of revenue and other significant areas in XLNT’s reported financial statements and involve management’s judgments and estimates. These critical accounting policies and estimates include:

•	impairment of goodwill;

•	accounting for stock options; and

•	accounting for income taxes.

          These policies and estimates and XLNT’s procedures related to these policies and estimates are described in detail below and under specific areas within the discussion and analysis of its financial condition and results of operations. Please refer to Note 2, “Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements of XLNT for the year ended December 31, 2006 included in the Proxy Statement/Prospectus, incorporated herein by reference, for further discussion of XLNT’s accounting policies and estimates. There have been no material changes to these accounting policies during 2007.

Impairment of Goodwill

          Goodwill represents the excess of the cost of an acquired entity over the net of the amounts assigned to identifiable assets acquired and liabilities assumed.

          In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, XLNT has determined that XLNT has one reporting unit, Veterinary Hospitals, and XLNT estimates annually, or sooner if circumstances indicate an impairment may exist, the fair market value of XLNT’s reporting unit and compares its estimated fair market value against its net book value to determine if XLNT’s goodwill is impaired. At December 31, 2006 and 2005, XLNT determined that none of XLNT’s goodwill was impaired for XLNT’s reporting unit.

Accounting for Stock Options

          Prior to January 1, 2006, XLNT accounted for XLNT’s share-based payments under the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Under that method, when options are granted with a strike price equal to or greater than fair market value on date of issuance, there is no impact on earnings either on the date of grant or thereafter, absent modification to the options. Accordingly, XLNT recognized no share-based compensation expense in periods prior to January 1, 2006.

          Effective January 1, 2006, XLNT adopted SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”), which requires us to measure the cost of share-based payments granted to XLNT’s employees and directors, including stock options, based on the grant-date fair value and to recognize the cost over the requisite service period, which is typically the vesting period. XLNT adopted SFAS No. 123R using the modified prospective transition method, which requires us to recognize compensation expense for share-based payments granted or modified on or after January 1, 2006. Additionally, XLNT is required to recognize compensation expense for the fair value of unvested share-based awards at January 1, 2006 over the remaining requisite service period. Operating results from prior periods have not been restated.

Accounting for Income Taxes

          XLNT is required to estimate its federal income taxes as well as income taxes in each state in which it operates. This process requires that management estimate the current tax exposure as well as assess temporary differences between the accounting and tax treatment of assets and liabilities, including items such as accruals and allowances not currently deductible for tax purposes. The income tax effects of the differences identified are classified as current or long-term deferred tax assets and liabilities in XLNT’s consolidated balance sheets. Management’s judgments, assumptions and estimates relative to the current provision for income tax take into account current tax laws, its interpretation of current tax laws and possible outcomes of current and future audits conducted by domestic tax authorities. Changes in tax laws or management’s interpretation of tax laws, including the provisions of the American Jobs Creation Act of 2004, and the resolution of current and future tax audits could significantly impact the amounts provided for income taxes in XLNT’s balance sheet and results of operations. XLNT must also assess the likelihood that deferred tax assets will be realized from future taxable income and, based on this assessment, establish a valuation allowance if required. As of December 31, 2006, management determined the valuation allowance to be approximately $1.5 million based upon uncertainties related to XLNT’s ability to recover certain deferred tax assets. These deferred tax assets are primarily related to net operating losses and may be subject to significant annual limitation under certain provisions of the Internal Revenue Code. Management’s determination of valuation allowance is based upon a number of assumptions, judgments and estimates, including forecasted earnings, future taxable income and the relative proportions of revenue and income before taxes in the various jurisdictions in which XLNT operates. Future results may vary from these estimates, and at this time, it can not be determined if XLNT will need to establish an additional valuation allowance and if so, whether it would have a material impact on its financial statements.

New Accounting Standards

          In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 10” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. FIN 48 prescribes recognition thresholds and measurement attributes for the financial statement recognition of income tax positions. In the first quarter of 2007, XLNT adopted FIN 48. XLNT did not have any unrecognized tax benefits at March 31, 2007, and the adoption of FIN 48 did not have a material effect on its condensed, consolidated financial statements.

          In September 2006, FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS No. 157”), which establishes a framework for using and disclosing estimates in accounting for certain assets, liabilities and transactions at fair value. The provisions of SFAS No. 157 will be effective for XLNT on January 1, 2008. XLNT is currently evaluating the impact of adopting SFAS No. 157 on its consolidated financial statements.

          In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB No. 115” (“SFAS No. 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. The provisions of SFAS No. 159 will be effective for XLNT on January 1, 2008. XLNT is currently evaluating the impact of adopting SFAS No. 159 on its consolidated financial statements.

Results of Operations of XLNT

Comparison of the Three Months Ended September 30, 2007 and 2006

     Revenue

	For the Three Months Ended September 30,

	2007	2006	% Change

	(In millions, except percentages)
Revenue	$17.7	$4.7	280%

          Revenue increased $13.0 million, or 280%, in the third quarter of 2007 as compared to third quarter of 2006. The revenue increase was primarily due to the revenues associated with the seventeen veterinary hospitals acquired subsequent to July 1, 2006, as summarized below:

	Third Quarter Comparative Analysis

	(In millions, except percentages)
	2007	2006	% Change

Same-store revenue (1)	$4.5	$4.2	8%
Net acquired revenue (2)	13.2	0.5	2,619%

Total	$17.7	$4.7	280%

(1)	Same-store revenue were calculated using animal hospital operating results for the nine animal hospitals that we owned for the full twelve months from the beginning of the applicable period.

(2)

Net acquired revenue represents the revenue from those seventeen animal hospitals acquired on or after the beginning of the comparable period, which was July 1, 2006. Fluctuations in net acquired revenue occur due to the volume, size and timing of acquisitions during the periods from this date through the end of the applicable period.

           Same-store revenue growth resulted from both increased visits and pricing. Prices are reviewed periodically throughout the year for each hospital and adjustments are made based on market considerations, demographics and our costs.

     Direct costs

	For the Three Months Ended September 30,

	2007	2006	% Change

	(In millions, except percentages)
Direct costs	$16.2	$4.0	303%
Margin as a percentage of total net revenue	8.3%	13.1%

          Direct costs are comprised of all costs of services and products at the animal hospitals, including, but not limited to, salaries of veterinarians, technicians and all other veterinary hospital-based personnel, facilities rent, occupancy costs, supply costs, certain marketing and promotional expense and costs of goods sold associated with the retail sales of pet food and pet supplies. It also includes depreciation and amortization of $0.3 million and $0.1 million in the third quarters of 2007 and 2006, respectively.

          Direct costs increased $12.2 million, or 301%, in the third quarter of 2007 as compared to third quarter of 2006. The increase in direct costs was primarily due to the increase in payroll related costs associated with the fifteen veterinary hospitals acquired subsequent to September 30, 2006.

     Selling, General and Administrative

	The Three Months Ended September 30,

	2007	2006	% Change

	(In millions, except percentages)
Selling, general and administrative	$3.7	$0.9	292%
As a percentage of net revenue	21.0%	20.3%

          Selling, general and administrative expenses (“SG&A”) consists primarily of salaries and related benefits for the corporate staff, including temporary staff and consultants, and fees for professional services, such as legal and auditing and accounting services. It also includes the salaries of field management, certain administrative personnel, recruiting and certain marketing expenses.

          SG&A increased $2.8 million, or 292%, for the three months ended September 30, 2007 compared to the same period in 2006, resulting primarily from increases in accounting staff and costs of audits. XLNT expanded its corporate executive, administrative and accounting staff as a result of the acquisitions that occurred during the past year. The increase in the accounting staff, to a large part, was done through the use of temporary workers and consultants which resulted in a higher cost than if it had been done through permanent staff. In total, the increase in the corporate salaries, including benefits and the cost of consultants and temporary workers, was $1.4 million over the comparable period in 2006.

          Professional expenses associated with the audits of twenty one of XLNT’s veterinary hospital for periods of up to three years prior to XLNT’s acquisition, the cost of the audits of XLNT’s consolidated results for the periods ended December 31, 2004, 2005 and 2006 and the review of the results for the second quarter of 2007 accounted for the $0.9 million of the $2.8 million increase in SG&A over the comparable period in 2006.

     Interest Income

	The Three Months Ended September 30,

	2007	2006	% Change

	(In millions, except percentages)
Interest and other income, net	$0.0	$0.2	(83)%
As a percentage of net revenue	0.2%	3.5%

          Interest income in the third quarter of 2007 decreased by $0.2 million from the comparable period in 2006, resulting from lower cash balances which were used to acquired hospitals in the second half of 2006 and the first quarter of 2007.

     Interest Expense

	The Three Months Ended September 30,

	2007	2006	% Change

	(In millions, except percentages)
Interest expense	$1.1	$0.3	(316)%
As a percentage of net revenue	6.5%	5.9%

          Interest expense increased by $0.8 million in the third quarter of 2007 compared the same period in 2006, primarily attributable to $0.6 million in interest expense on the $15.0 million of debt that XLNT issued on March 30, 2007 and June 30, 2007. In addition, XLNT’s acquisition of the fifteen veterinary hospitals acquired subsequent to October 1, 2006 was financed, in part, by $13.8 million of seller term and convertible debt, which had related interest expense of $0.2 million in the third quarter of 2007.

Comparison of Nine months Ended September 30, 2007 and 2006

     Revenue

	For the Nine months Ended September 30,

	2007	2006	% Change

	(In millions, except percentages)
Revenue	$46.1	$11.1	317%

          Revenues increased $35.0 million, or 317%, during the nine months ended September 30, 2007 as compared to the comparable period in the prior year. The revenue increase was primarily due to the revenues associated with the nineteen veterinary hospitals acquired subsequent to January 1, 2006 as summarized below:

	Year to Date Comparative Analysis

	2007	2006	% Change

	(In millions, except percentages)
Same-store revenue (1)	$9.3	$8.6	8%
Net acquired revenue (2)	36.8	2.5	1,366%

Total	$46.1	$11.1	317%

(1)	Same-store revenue were calculated using animal hospital operating results for the six animal hospitals that we owned for the full 12 months from the beginning of the applicable period.

(2)

Net acquired revenue represents the revenue from those nineteen animal hospitals acquired on or after the beginning of the comparable period, which was January 1, 2006. Fluctuations in net acquired revenue occur due to the volume, size and timing of acquisitions during the periods from this date through the end of the applicable period.

          Same-store revenue growth resulted from both increased visits and pricing. Prices are reviewed periodically throughout the year for each hospital and adjustments are made based on market considerations, demographics and our costs.

     Direct Costs

	For the Nine months Ended September 30,		% Change

	2007	2006

	(In millions, except percentages)
Total direct costs	$43.4	$9.6	351%
Margin as a percentage of total net revenue	5.8%	12.9%

          Direct costs increased $33.8 million, or 351%, in the first nine months of 2007 as compared to the first nine months of 2006. The increase in direct costs was primarily due to the costs associated with the nineteen veterinary hospitals acquired since January 1, 2006.

          Same-store direct costs increased primarily due to higher payroll costs and depreciation and amortization expense. Direct costs include depreciation and amortization of $1.4 million and $0.2 million in the nine months ended September 30, 2007 and 2006, respectively.

     Selling, General and Administrative

	For the Nine months Ended September 30,

	2007	2006	% Change

	(In millions, except percentages)
Selling, general and administrative	$9.3	$1.7	436%
As a percentage of total net revenue	20.2%	15.7%

          SG&A increased by $7.6 million or 436% for the nine months ended September 30, 2007 compared to the same period in 2006, resulting primarily from increases in accounting staff and costs of audits. XLNT expanded its corporate executive, administrative and accounting staff as a result of the acquisitions that occurred during the past year. The increase in the accounting staff, to a large part, was done through the use of temporary workers and consultants which resulted in a higher cost than if it had been done through permanent staff. In total, the increase in the corporate salaries, including benefits and the cost of consultants and temporary workers, was $2.2 million over the comparable period in 2006.

          Professional expenses associated with the audits of twenty-one of XLNT’s veterinary hospital for periods of up to three years prior to XLNT’s acquisition, the cost of the audits of XLNT’s consolidated results for the periods ended December 31, 2004, 2005 and 2006 and the review of the results for the second quarter of 2007 accounted for the $3.2 million of the $7.6 million increase in SG&A over the comparable period in 2006.

     Interest income

	For the Nine months Ended September 30,

	2007	2006	% Change

	(In millions, except percentages)
Interest income	$0.1	$0.4	(76)%
As a percentage of total net revenue	0.2%	4.0%

          Interest income in the nine months ended September 30, 2007 was $0.1 million compared to $0.4 million in the same period in 2006, resulting from lower cash balances.

     Interest Expense

	For the Nine months Ended September 30,

	2007	2006	% Change

	(In millions, except percentages)
Interest expense	$2.6	$0.7	271%
As a percentage of total net revenue	5.7%	6.2%

          Interest expense increased by $1.9 million in the third quarter of 2007 compared the same period in 2006, primarily attributable to $1.1 million in interest expense on the $15.0 million of debt that XLNT issued on March 30, 2007 and June 30, 2007. In addition, XLNT’s acquisition of the fifteen veterinary hospitals acquired subsequent to October 1, 2006 was financed, in part, by $13.8 million of seller term and convertible debt, which had related interest expense of $0.6 million in the first nine months of 2007.

Comparison of Years Ended December 31, 2006 and 2005

     Revenue

	For the Year Ended December 31,

	2006	2005	% Change

	(In millions, except percentages)
Revenue	$17.4	$4.7	268%

          Net revenues increased $12.7 million, or 268%, during the twelve months ended December 31, 2006 as compared to the comparable period in the prior year. The revenue increase was primarily attributable to the revenues associated with the eighteen hospitals acquired subsequent to December 31, 2004 as summarized below:

	2006 Comparative Analysis

	(In millions, except percentages)
	2006	2005	% Change

Same-store revenue (1)	$3.3	$3.0	12%
Net acquired revenue (2)	14.1	1.7	704%

Total	$17.4	$4.7	268%

(1)	Same-store revenue were calculated using animal hospital operating results for the two animal hospitals that we owned for the full 12 months from the beginning of the applicable period.

(2)

Net acquired revenue represents the revenue from those eighteen animal hospitals acquired on or after the beginning of the comparable period, which was January 1, 2005. Fluctuations in net acquired revenue occur due to the volume, size and timing of acquisitions during the periods from this date through the end of the applicable period.

          Same-store revenue growth resulted from both increased visits and pricing. Prices are reviewed periodically throughout the year for each hospital and adjustments are made based on market considerations, demographics and our costs.

     Direct Costs

	For the Year Ended December 31,

	2006	2005	% Change

	(In millions, except percentages)
Total direct costs	$15.5	$3.5	348%
Margin as a percentage of total net revenue	11%	27%

          Direct costs increased $12.0 million, or 348%, in 2006 as compared to 2005. The increase was primarily due to the costs associated with the eighteen veterinary hospitals since January 1, 2005. Direct costs included depreciation and amortization expense of $0.5 million and $0.1 million in 2006 and 2005, respectively.

     Selling, General and Administrative

	For the Year Ended December 31,

	2006	2005	% Change

	(In millions, except percentages)
Selling, general and administrative	$3.4	$2.3	45%
As a percentage of total net revenue	19%	49%

          SG&A increased $1.1 million for the year ended December 31, 2006 compared to 2005. $0.9 million of the increase was attributable to professional costs related to the proposed merger with Echo incurred in the second half of 2006. This included $0.6 million of expenses associated with the audits of certain of XLNT’s veterinary hospital acquisitions and $0.3 million of legal expenses. XLNT also expanded its corporate staff to handle the increased number of hospitals it was operating.

Interest and Other Income, Net

	For the Year Ended December 31,

	2006	2005	% Change

	(In millions, except percentages)
Interest and other income, net	$0.4	$0.2	127%
As a percentage of total net revenue	2%	4%

          Interest and other income, net include interest expense and interest income. The net increase in 2006 over 2005 is the net result of an increase of $0.7 million in interest expense offset by a $0.5 million increase in interest income. The increase in interest expense is attributable to the $0.1 of seller term and convertible debt issued in conjunction with the acquisition of the fourteen veterinary hospitals acquired subsequent to December 31, 2005. The increase in interest income was attributable to the interest earned on the additional funds available for investment subsequent to the completion of a convertible preferred stock offering in February 2006 until the time these funds were used to acquire additional hospitals.

Comparison of Year Ended December 31, 2005 and the Period from Inception to December 31, 2004

Revenue

	For the Period Ended December 31,

	2005	2004	% Change

	(In millions, except percentages)
Revenue	$4.7	$0.7	618%

          Revenues increased $4.0 million, or 618%, during the twelve months ended December 31, 2005 as compared to the period from XLNT’s inception in March 2004 through December 31, 2004. The revenue increase was primarily attributable to the revenues associated with the four veterinary hospitals acquired in 2005 and revenues associated with a full year’s operations of the initial acquisition of the two veterinary hospitals acquired September 30, 2004.

Direct Cost

	For the Period Ended December 31,

	2005	2004	% Change

	(In millions, except percentages)
Direct cost of revenue	$3.5	$0.6	519%
Margin as a percentage of total net revenue	27%	15%

          Direct costs increased $2.9 million, or 519%, during the twelve months ended December 31, 2005 compared to the period from XLNT’s inception through December 31, 2004. The increase in direct costs is primarily attributable to the direct costs associated with the four veterinary hospitals in 2005 plus the added direct costs associated with a full year’s operation of the hospitals acquired in 2006. Depreciation and amortization was $0.1 million and $0.0 million in 2005 and 2004, respectively.

Selling, General and Administrative

	For the Period Ended December 31,

	2005	2004	% Change

	(In millions, except percentages)
Selling, general and administrative	$2.3	$0.3	598%
As a percentage of total net revenue	49%	50%

          SG&A increased $2.0 million, or 598%, during the twelve months ended December 31, 2005 as compared to period from XLNT’s inception in March 2004 through December 31, 2004. During 2005, XLNT began the development of its corporate staff function to handle general accounting and financing efforts.

Interest and Other Income, Net

	For the Period Ended December 31,

	2005	2004	% Change

	(In millions, except percentages)
Interest and other income, net	$0.2	$0.1	313%
As a percentage of total net revenue	4%	7%

          Interest and other income, net includes interest expenses and interest income. The increase in interest and other income of $0.1 million for the year ended December 31, 2005 as compared to period from XLNT’s inception in March 2004 through December 31, 2004 was due to a $5.5 million increase in debt and capitalized leases from December 31, 2004 to December 31, 2005.

Liquidity and Capital Resources

     As of September 30, 2007, XLNT had cash and cash equivalents of $2.9 million and a working capital deficit of $5.4 million.

Cash Flows from Operating Activities

          XLNT’s largest source of operating cash flows is cash collections from its customers for purchases of veterinary healthcare services. XLNT usually receives payment at the time of service. Its primary uses of cash for operating activities include corporate and hospital personnel, facilities related expenditures including purchase of inventory, and costs associated with outside support and services.

          Cash used by operating activities was $1.3 million for the first nine months ended September 30, 2007, compared to cash provided by operating activities of $0.8 million for the nine months ended September 30, 2006. Cash used by operating activities in the nine months ended September 30, 2007 resulted primarily from net loss of $9.2 million, partially offset by increases in accounts payable and accrued liabilities of $4.7 million and $1.3 million, respectively and noncash charges of depreciation and amortization, and stock-based compensation of $1.9 million and $0.4 million, respectively. Cash provided by operating activities in the nine months ended September 30, 2006 resulted primarily from increases in accounts payable and accrued liabilities of $0.4 million and $0.4 million, respectively and noncash charges of depreciation and amortization of $4.4 million, partially offset by a net loss of $0.5 million.

          Cash used in operating activities was $0.9 million, $0.7 million and $0.1 million for the years ending December 31, 2006 and 2005, and for the period from March 10, 2004 through December 31, 2004, respectively. The $0.9 million of net cash used in operating activities for 2006 was also due to the $1.9 million net loss, a $0.1 million increase in inventory, a $0.1 million increase in taxes payable, and a $0.3 million increase in prepaid expenses and other assets which were substantially offset by $0.5 million of non-cash expenses for depreciation and amortization, a $0.6 million decrease in accrued payroll and other expenses, $0.2 million increase in accounts payable and a $0.1 million provision for uncollectible accounts. The $0.7 million of cash used in operating activities for 2005 was attributable to the $1.3 million net loss, a $0.1 million increase in inventory and a $0.2 million increase in prepaid and other which were substantially offset by $0.1 million of non-cash expenses for depreciation and amortization, $0.3 million of share based compensation, $0.5 million increase in accrued payroll and other expenses and $0.1 million increase in income taxes payable. The $0.1 million of cash used in operating activities in 2004 was primarily attributable to the $0.3 million net loss.

Cash Flows from Investing Activities

          Cash used in investing activities consists primarily of purchases of veterinary hospitals, property and equipment and purchases of technology. Cash used in investing activities for the nine months ended September 30, 2007 was attributable to the acquisition of six veterinary hospitals for $16.8 million, payments of $3.9 million related to prior year acquisitions and the purchases of $4.7 million of property and equipment including practice management systems at twenty-two of our hospitals. Cash used in investing activities for the nine months ended September 30, 2006 was attributable to the acquisition of three veterinary hospitals for $6.9 million and the purchases of $0.7 million of property and equipment including practice management systems at our hospitals.

          Cash used in investing activities for the year ended December 31, 2006 included $13.3 million for the purchases of fourteen veterinary hospitals and $1.7 million for the purchase of property and equipment. Cash used in investing activities for the year ended December 31, 2005 included $4.4 million for the purchases of six veterinary hospitals. Cash used in investing activities for the period from March 10, 2004 through December 31, 2004 included $1.0 million for the purchases of two veterinary hospitals.

Anticipated Acquisition Program

          Currently, XLNT operates in the California market. Following the merger with Echo, XLNT may acquire additional veterinary hospitals in the California market as well as other states utilizing the cash available from Echo’s Cash Held in Trust and other sources, if available on acceptable terms. XLNT has begun researching other markets which XLNT believes may have attractive acquisition targets.

          XLNT targets veterinary hospitals for acquisitions that are profitable or which it believes will be profitable when integrated into its operations. XLNT works to build incremental value through programs designed to drive incremental new revenues and benefit from economies of scale, proactive marketing, centralized management, management information systems, “brand name” identification, and by broadening the scope of services and products offered at its hospitals. Typically, XLNT targets “spoke” acquisition candidates with annual revenues in excess of $1.0 million and “hub” acquisition candidates with annual revenues in excess of $4.0 million.

          The consideration paid in XLNT’s acquisitions may consist of cash, common stock, warrants and/or debentures, including convertible debentures. The common stock, convertible debentures and/or the warrants (and any shares of common stock underlying such debentures and/or warrants) will only be issued in accordance with applicable federal and state securities laws.

Cash Flows from Financing Activities

          Cash provided by financing activities was $25.7 million and $16.2 million for the nine months ended September 30, 2007 and September 30, 2006, respectively, and $15.9 million, $8.5 million and $1.5 million for 2006, 2005, and 2004, respectively.

          Cash provided by financing activities in the nine months ended September 30, 2007 principally consisted of the issuance of preferred stock and debt financing. In February 2007, XLNT completed the issuance of 32,434 shares of a Series B convertible preferred stock offering for cash proceeds of $13.6 million, net of issuance costs of $1.3 million. In March 2007, XLNT entered into a term loan of $12.0 million with a financial institution. The loan is secured by all assets of XLNT, including its equity interests in its subsidiaries, and is second in priority to seller debt. The loan bears interest at 12% per annum and matures in three years with a one time option at the election of XLNT to renew for an additional year. In connection with the loan, XLNT issued to the financial institution warrants to purchase 1,800 shares of Series B preferred stock at $0.10 per share. XLNT received proceeds of $11.1 million after costs associated with the debt financing. On June 30, 2007, the Company entered into a term loan of $3.0 million with the same financial institution. The credit facility is secured by certain real estate owned by the Company. The loan bears interest at 12% per annum and matures on March 8, 2010. In connection with the loan, the Company issued to the financial institution warrants to purchase 450 shares of Series B preferred stock at $0.10 per share. The Company received proceeds of $2.9 million, after costs associated with the debt financing. Covenants are substantially the same as those on the prior $12.0 million loan.

          In addition, sellers of certain veterinary hospitals accepted $10.8 million of debt in connection with such acquisitions, of which $6.4 million is convertible into common stock. XLNT also made $1.6 million of principal payments in the first nine months of 2007.

          Cash provided by financing activities for the year ended December 31, 2006 principally consisted of the issuance of preferred stock and debt financing. In the first quarter of 2006, XLNT issued 7,860,834 shares of Series A convertible preferred stock for cash proceeds of $17.3 million, net of issuance costs paid in cash of $1.8 million. Sellers of certain veterinary hospitals also accepted $6.3 million of debt in connection with such acquisitions, of which $1.6 million is convertible into common stock. XLNT also repurchased $0.7 million of preferred stock and common stock warrants in the first quarter of 2006. In 2006, XLNT made $0.7 million of principal payments on notes payable and other long-term obligations.

          Cash provided by financing activities for the year ended December 31, 2005 principally consisted of the issuance of preferred and common stock and debt financing. XLNT issued 2,156,166 shares of Series A convertible preferred stock at $2.10 per share for cash proceeds of $4.5 million, net of issuance costs paid in cash of $0.6 million. XLNT also received $1.6 million from the issuance of common stock. Sellers of certain veterinary hospitals also accepted $2.6 million of debt in connection with such acquisitions, of which $1.8 million is convertible into common stock. XLNT had $2.9 million of borrowings on notes payable and made $0.4 million of principal payments on the notes payable.

          Cash provided by financing activities for the period from March 10, 2004 through December 31, 2004 principally consisted of $1.5 million of debt financing, and the issuance of $0.1 of common stock in conjunction with the acquisition of two hospitals.

Contractual Commitments

          XLNT operates many of its veterinary hospitals from premises that are leased under operating leases with terms, including renewal options, ranging from 5 to 30 years. Certain leases include fair-value purchase options that can be exercised at XLNT’s discretion at various times within the lease terms.

          The future minimum lease payments on operating leases at December 31, 2006, including renewal option periods, are as follows (in thousands):

2007	$1,329
2008	1,157
2009	1,183
2010	1,213
2011	1,156
Thereafter	7,647

Total minimum future payments	$13,685

Off-Balance Sheet Arrangements

          As of December 31, 2006 and September 30, 2007, XLNT did not have any off-balance sheet arrangements as defined in item 303(a)(4)(ii) or Regulation S-K.

Losses from Operations — Liquidity

          At September 30, 2007, XLNT’s current liabilities exceeded its current assets by approximately $5.4 million and XLNT had a stockholders’ equity of approximately $28.5 million. XLNT expects sufficient cash flows from operations during 2007 to cover its anticipated 2007 veterinary hospital operating expenses. XLNT incurred significant professional costs associated with the proposed merger with Echo in 2006 and the first nine months of 2007 as well as various financing transactions completed in the first quarter of 2007.

          In order to fund its operations, XLNT is exploring the possibility of entering into additional financing transactions which could include the sale of equity, additional indebtedness, sale/leasebacks of its owned real estate. and equipment financing to provide additional liquidity to fund company operations until the consummation of the merger with Echo.

Debt Covenants

          Certain of XLNT’s credit facilities, including the debt obtained at the end of both March 2007 and June 2007, contain financial covenants pertaining to fixed charge coverage and leverage ratios. However, these covenants are not effective until the quarter ending December 31, 2007. In addition, the $15.0 million credit facility has restrictions pertaining to capital expenditures, acquisitions and the payment of cash dividends.

          XLNT’s loan agreements with Huntington Capital, L.P., St. Cloud Capital Partners, L.P., and Fifth Street Mezzanine Partners II, L.P. require XLNT to provide quarterly financial statement to these lenders within a specified period after the end of each fiscal quarter. XLNT is currently in good standing with all of its lenders and is in compliance with all financial covenants.

Description of Indebtedness

          At September 30, 2007, XLNT’s long term debt consisted of $34.1 million, of which $11.3 million is convertible into XLNT common stock.

Future Contractual Cash Requirements

          The following table sets forth as of December 31, 2006 the scheduled principal and other contractual cash obligations due by XLNT for each of the years indicated (in thousands):

			Payment Due by Period
	Total	Less Than 1 Year	1–3 Years	4–5 Years	More Than 5 Years

Long-term debt	$13,467	$1,567	$3,271	$8,629	$—
Capital lease obligations	710	304	370	36	—
Operating leases	13,685	1,329	2,340	2,369	7,647

Quarterly Results

          The following table sets forth selected unaudited quarterly results for the eleven quarters commencing January 1, 2005 and ending September 30, 2007 (in thousands, except per share):

		2007 Quarter Ended		2006 Quarter Ended				2005 Quarter Ended

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31

Revenue	$17,696	$17,730	$10,673	$6,377	$4,656	$3,734	$2,675	$2,050	$1,203	$818	$670
Gross profit	1,469	829	359	502	612	470	348	326	328	375	250
Operating income (loss)	(2,249)	(2,166)	(2,229)	(1,115)	(336)	15	16	(928)	(43)	7	(70)
Net loss (1)	(3,364)	(3,267)	(2,534)	(1,327)	(399)	(40)	(102)	(978)	(144)	(57)	(131)
Basic loss per common share	$(0.61)	$(0.59)	$(0.52)	$(0.26)	$(0.12)	$(0.01)	$(0.02)	$(0.23)	$(0.05)	$(0.02)	$(0.05)
Diluted loss per common share	$(0.61)	$(0.59)	$(0.52)	$(0.26)	$(0.12)	$(0.01)	$(0.02)	$(0.23)	$(0.05)	(0.02)	(0.05)

(1)

The quarters ended September 30, 2007, June 30, 2007, March 31, 2007 and December 31, 2006 include increases in corporate SG&A primarily attributable to professional costs related to proposed merger with Echo and increases in interest expense resulting from financings completed to complete the number of acquisitions made.

          Although not readily detectable because of the impact of acquisitions, XLNT’s operations are subject to seasonal fluctuation. In particular, XLNT’s veterinary hospital revenue historically has been greater in the second and third quarters than in the first and fourth quarters.

          The demand for XLNT’s veterinary services is significantly higher during warmer months because pets spend a greater amount of time outdoors where they are more likely to be injured and are more susceptible to disease and parasites. In addition, use of veterinary services may be affected by levels of infestation of fleas, heartworms and ticks, and the number of daylight hours. Consequently, XLNT’s operating income and operating margins generally have been higher for the second and third quarters than that experienced in the first and fourth quarters.

Internal Control over Financial Reporting

          As a private company prior to the Merger, XLNT was not historically required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), and therefore has not been required to make an assessment of the effectiveness of its internal control over financial reporting. Further, its independent registered public accounting firm has not been engaged to express, nor has it expressed, an opinion on the effectiveness of XLNT’s internal control over financial reporting. However, in connection with the audit of XLNT’s consolidated financial statements for the years ended December 31, 2006 and 2005, XLNT’s independent registered public accounting firm informed XLNT that it had identified material weaknesses in XLNT’s internal control over financial reporting. A material weakness is a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements will not be prevented or detected. A significant deficiency is a control deficiency, or a combination of control deficiencies, that adversely affects the entity’s ability to initiate, authorize, record, process or report financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the entity’s financial statements that is more than inconsequential will not be prevented or detected.

          XLNT’s management and independent registered public accounting firm considered the following significant deficiencies to be material weaknesses:

•	XLNT lacks formal processes to assess and implement internal controls through XLNT’s organization;

•	There is not a proper segregation of duties and responsibilities among the accounting and finance staff to prevent the concealment of errors or irregularities;

•	There is a lack of an organized and formal financial statement closing process; and

•	XLNT has not regularly conducted a periodic analysis of account balances.

          XLNT’s management and independent registered public accounting firm also identified XLNT’s lack of a formal accounting procedures manual as a significant deficiency.

          Pet DRx plans to continue to assess its internal controls and procedures and intends to take such action as necessary or appropriate to address any material weaknesses or significant deficiencies that are identified.

          In order to address the material weaknesses and significant deficiencies that were identified prior to the Merger, XLNT:

•	hired additional accounting and finance staff, which will allow it to establish an organization that allows for the proper segregation of duties and responsibilities; and

•	initiated the process of assessing the design of its internal control environment, establishing appropriate internal controls and implementing remediation plans.

          Pet DRx expects to continue to hire additional staff, and is currently in the process of implementing a new financial accounting system which will improve processes and controls. The entire process will require some time to be fully implemented and is expected to require significant management attention. Pet DRx is not able to estimate the time frame within which it expects to remediate the weaknesses and deficiencies or the costs of such remediation.

Properties

          Our properties are described in the Proxy Statement/Prospectus in the section entitled “Information about XLNT” beginning on page 112, which is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

          The following table sets forth information regarding the beneficial ownership of the Common Stock upon consummation of the Merger by:

•	each person known by us to be the beneficial owner of more than 5% of the Company’s outstanding 23,511,969 shares of common stock;

•	each of the officers and directors of the Company; and

•	all of the officers and directors of the Company as a group.

Name and Address of Beneficial Owner (1)	Number of Shares (2)	Percent of Outstanding Common Stock
Gene E. Burleson (3)	623,804	2.63%
Gregory J. Eisenhauer (4)	0	*
Joel Kanter (5)	319,728	1.35%
Richard Martin (6)	251,220	1.06%
Robert Wallace (7)	1,574,894	6.68%
Zubeen Shroff (8)	4,133,524	17.58%
Steven T. Johnson (9)	38,550	*
Richard Johnston (10)	2,033,243	8.63%
J. David Reed (11)	508,860	2.16%
George Villasana (12)	77,100	*
Camden entities (13)	2,028,038	8.63%
Galen entities (14)	4,128,320	17.56%
Keith Rosenbloom (15)	200,964	*
All directors and executive officers as a group (11 individuals) (16)	9,761,886	40.51%

* Less than 1%.

(1) Unless otherwise indicated, the business address of each of the individuals is 560 South Winchester Boulevard, Suite 500, San Jose, California 95128.

(2) Reflects beneficial ownership following exchange of each outstanding XNLT common share for 0.7710 shares of Common Stock of the Company.

(3) Includes 249,835 shares of Common Stock issuable upon exercise of warrants and options within 60 days of January 10, 2008.

(4) Does not beneficially own any shares of Common Stock issuable upon exercise of options within 60 days of January 10, 2008.

(5) Includes (i) 114,128 shares of Common Stock issuable to Mr. Kanter upon exercise of warrants and options within 60 days of January 10, 2008 and (ii) 417 shares of Common Stock issuable upon exercise of warrants within 60 days of January 10, 2008 by Windy City, Inc., a Delaware corporation (“WCI”) over which Mr. Kanter, as WCI’s President, is deemed to have sole investment and voting control and (iii) 57,825 shares of Common Stock owned by Kanter Family Foundation, an Illinois not-for-profit corporation (“KFF”) over which Mr. Kanter, as KFF’s President, is deemed to have sole investment and voting control.

(6) Includes 32,,047 shares of Common Stock issuable upon exercise of warrants within 60 days of January 10, 2008.

(7) Includes (i) 50,115 shares of Common Stock issuable upon exercise of options within 60 days of January 10, 2008 and (ii) 433,929 shares of Common stock owned by Gateway Advisors, of which Mr. Wallace has a majority interest.

(8) The business address is 680 Washington Boulevard, 11th Floor, Stamford, Connecticut 06901. Includes 3,819,015 shares of Common Stock owned by Galen Partners IV, L.P., 303,419 shares of Common Stock owned by Galen Partners International IV, L.P., and 5,960 shares of Common Stock owned by Galen Employee Fund IV, L.P. and 5,204 shares of Common Stock issuable to Mr. Shroff upon exercise of options within 60 days of January 10, 2008. Mr. Shroff is a Managing Director of Galen Associates, which serves as investment advisor to Galen Partners IV, L.P., Galen Partners International IV, L.P. and Galen Employee Fund IV, L.P. Claudius IV, L.L.C. serves as general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P. The managing members of Claudius IV, LLC are Zubeen Shroff, a director of XLNT, Bruce Wesson, L. John Wilkerson and David Jahns. Wesson Enterprises, Inc., which is controlled by Mr. Wesson, is the general partner of Galen Employee Fund IV, L.P.

(9) Does not beneficially own any shares of Common Stock issuable upon exercise of options within 60 days of January 10, 2008.

(10) The business address is 500 East Pratt Street, Suite 1200, Baltimore, MD 21202. Includes 1,952,012 shares of Common Stock owned by Camden Partners Strategic Fund III, L.P. and 76,027 shares of Common Stock owned by Camden Partners Strategic Fund III-A, L.P. and 5,204 shares of Common Stock issuable to Mr. Johnston upon exercise of options within 60 days of January 10, 2008. Richard M. Johnston is a managing member of Camden Partners Strategic Manager, LLC, the managing member of Camden Partners Strategic III, LLC, the general partner of the Camden Funds. The other managing members of Camden Partners Strategic Manager, LLC, are David L. Warnock, Richard M. Berkeley, and Donald W. Hughes.

(11) Does not beneficially own any shares of Common Stock issuable upon exercise of options within 60 days of January 10, 2008.

(12) Includes 77,100 shares of Common Stock issuable upon exercise of options within 60 days of January 10, 2008

(13) The business address is 500 East Pratt Street, Suite 1200, Baltimore, MD 21202. Includes 1,952,012 shares of Common Stock owned by Camden Partners Strategic Fund III, L.P. and 76,027 shares of Common Stock owned by Camden Partners Strategic Fund III-A, L.P. Richard M. Johnston is a managing member of Camden Partners Strategic Manager, LLC, the managing member of Camden Partners Strategic III, LLC, the general partner of the Camden Funds. The other managing members of Camden Partners Strategic Manager, LLC, are David L. Warnock, Richard M. Berkeley, and Donald W. Hughes.

(14) The business address is 680 Washington Boulevard, 11th Floor, Stamford, Connecticut 06901. Includes 3,819,015 shares of Common Stock owned by Galen Partners IV, L.P., 303,419 shares of Common Stock owned by Galen Partners International IV, L.P., and 5,885 shares of Common Stock owned by Galen Employee Fund IV, L.P. Mr. Shroff is a Managing Director of Galen Associates, which serves as investment advisor to Galen Partners IV, L.P., Galen Partners International IV, L.P. and Galen Employee Fund IV, L.P. Claudius IV, L.L.C. serves as general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P. The managing members of Claudius IV, LLC are Zubeen Shroff, a director of XLNT, Bruce Wesson, L. John Wilkerson and David Jahns. Wesson Enterprises, Inc., which is controlled by Mr. Wesson, is the general partner of Galen Employee Fund IV, L.P.

(15) Includes 148,633 shares of Common Stock issuable upon exercise of options within 60 days of January 10, 2008.

(16) Includes 1,096,646 shares of Common Stock issuable upon exercise of options or warrants exercisable within 60 days of January 10, 2008

Directors and Executive Officers

          Our directors and executive officers immediately after the consummation of the Merger are described in the Proxy Statement/Prospectus in the section entitled “Directors and Management of Echo Following the Merger” beginning on page 151, which is incorporated herein by reference.

          On January 10, 2008 the Board of Directors elected Keith Rosenbloom to serve as a member of the Board of Directors of the Company. Mr. Rosenbloom, age 39, served as a director of XLNT from March 2005 until the Merger. Mr. Rosenbloom has served as the Managing Member of the CARE Capital Group, an investment company focused on investing in hedge funds and creating specialized alternative investment opportunities since September 2003 until the present. He previously served as Portfolio Manager for both the CARE Fund, Care Market Neutral Fund and the ComVest Absolute Return Fund since their inception in 2002.

Executive Compensation

          The compensation of our executive officers and directors is described in the Proxy Statement/Prospectus in the section entitled “XLNT Compensation Discussion and Analysis” beginning on page 157, which is incorporated herein by reference, except as supplemented and modified below.

          On November 29, 2007, the board of directors of XLNT granted options to purchase common stock of XLNT to Messrs. Johnson, Eisenhauer and Villasana in the amounts and with the exercise prices per share of common stock of XLNT shown in the table below, as contemplated by their respective employment agreements. As a result of the Merger, these options have been automatically adjusted so that when exercisable in accordance with their terms, they will be exercisable for Common Stock of the Company as set forth below.

			As Adjusted Following Merger

	XLNT Shares Represented by Option Grant	Exercise Price per XLNT Share	Pet DRx Shares	Exercise Price per Pet Drx Share

Steven T. Johnson	245,455	$2.45	189,246	$3.18
Steven T. Johnson	454,545	$4.75	350,454	$6.16
Gregory J. Eisenhauer	122,727	$2.45	94,623	$3.18
Gregory J. Eisenhauer	227,273	$4.75	175,227	$6.16
George A. Villasana	81,818	$2.45	63,082	$3.18
George A. Villasana	48,182	$4.75	37,148	$6.16

          On January 10, 2008, the Company granted options to purchase Common Stock of the Company to Messrs. Wallace, Johnson, Eisenhauer, and Villasana in the amounts shown in the table below, as contemplated by their respective employment agreements.

Optionee	Number of Shares	Exercise Price	Vesting Schedule
Robert Wallace	117,560	$6.70	Ratable monthly vesting for forty-eight (48) months following grant date, subject to acceleration as described below.
Steven T. Johnson	166,009	$6.70	Ratable annual vesting for three (3) years following the grant date, subject to acceleration as described below.
Gregory J. Eisenhauer	83,005	$6.70	Ratable annual vesting for three (3) years following the grant date, subject to acceleration as described below.
George A. Villasana	57, 906	$6.70	Ratable annual vesting for three (3) years following the grant date, subject to acceleration as described below.

          The material terms of these options are set forth on pages 162 through 164 of the Proxy Statement/Prospectus, as supplemented below with respect to Mr. Wallace.

          On July 24, 2007 XLNT entered into an employment agreement with Robert Wallace pursuant to which he served as chief executive officer of XLNT responsible for investor relations, business development and strategic vision. Mr. Wallace will continue to serve as chief executive officer of Pet DRx following the Merger with responsibility for the same areas. The term of the agreement is for three (3) years but shall automatically renew for successive one (1) year periods unless terminated by either party with at least thirty (30) days advance written notice. The agreement with Mr. Wallace provides for an annual base salary of $300,000. The employment agreement also provides that Mr. Wallace will be eligible to receive an annual cash performance bonus in an amount equal to at least fifty percent (50%) of his annual base salary upon the achievement of certain performance objectives as determined by the board of directors. The board has not yet set the performance objectives for Mr. Wallace for his 2007 fiscal year cash performance bonus. Pursuant to the employment agreement, Mr. Wallace shall be granted an option to purchase that number of shares of common stock of Pet DRx as equals one-half percent of the issued and outstanding shares thereof calculated immediately following the consummation of the Merger. The option will vest in monthly installments over forty-eight (48) months following the date of grant. Under the terms of the agreement, if Pet DRx terminates Mr. Wallace’s employment for any reason other than “cause,” or if he terminates his employment with Pet DRx for “good reason” (each as defined in the employment agreement), he is entitled to receive an amount equivalent to twelve (12) months of his then in effect Base Salary, the option described above will vest in full, and the cost of the first twelve (12) months of Mr. Wallace’s COBRA health continuation coverage will be covered by XLNT. Mr. Wallace must execute a mutual release agreement to receive his severance. In addition, the agreement provides that if any payments or benefits are “excess parachute payments” under federal tax law and are subject to federal excise tax (i.e., are associated with a change in control of the Company and exceed a certain level), Mr. Wallace will be entitled to an additional payment to put him in the same after-tax position as if no excise tax had been incurred. The agreement also contains certain confidentiality covenants. The Company has assumed the obligations of the employment agreement with Mr. Wallace.

Certain Relationships and Related Transactions

          Certain relationships and related party transactions are described in the Proxy Statement/Prospectus in the section entitled “Certain Relationships and Related Transactions of Echo” beginning on page 156, and the section entitled “XLNT Compensation Discussion and Analysis – Related Persons Transactions” beginning on page 166, which are both incorporated herein by reference.

          On September 26, 2007, Galen Partners IV, L.P. received a warrant to purchase 80,500 shares of common stock of XLNT with an exercise price of $4.75 for consulting services rendered on behalf of XLNT in connection with the Merger. Galen Partners IV, L.P., Galen Partners International IV, L.P., and Galen Employee Fund IV, L.P. (collectively, the “Galen entities”) were greater than 5% shareholders of XLNT and are greater than 5% shareholders of the Company, and Zubeen Shroff, a director of XLNT and a director of the Company, serves as a managing member of the general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P.

          In December, 2007, Steven T. Johnson, the President, Chief Operating Officer and a director of XLNT and the President, Chief Operating Officer and a director of the Company, purchased 500 shares of Series B preferred stock at a purchase price of $450 per share.

          In connection with obtaining stockholder approval of the Merger and the Merger Agreement, as described in the Proxy Statement/Prospectus in the section entitled “Special Meeting – Vote Required” on page 43, the merger proposal required that holders of less than 20% of the shares of Echo's Common Stock issued in Echo’s initial public offering (approximately 1.4 million shares) vote against the merger and demand conversion of their shares into a pro rata portion of Echo’s trust fund established in connection with Echo’s initial public offering. As of January 2, 2008, Echo believed that holders of approximately 4.3 million shares of Common Stock had either delivered proxy cards indicating a vote against the merger proposal or had advised Echo and its advisors that they intended to vote against the merger proposal and demand conversion of their shares.

          Certain investors expressed interest in purchasing outstanding shares of Echo Common Stock and using their reasonable efforts to assist brokers in causing such shares to be voted in favor of the Merger. These investors indicated that any purchases would be conditioned upon receiving additional shares of Common Stock or options to purchase additional shares of Common Stock from Echo’s founders or shares of XLNT common stock which would be exchanged for Common Stock upon the completion of the Merger. The Echo founders agreed to deliver or have caused to be delivered to the various investors an aggregate of approximately 615,000 shares of Common Stock or options to purchase shares of Common Stock and XLNT issued approximately 415,000 shares of XLNT common stock which will be exchanged for approximately 321,000 shares of Common Stock as a result of the Merger. Each option on Common Stock provided by the Echo founders has an exercise price of $0.0001 per share. These options are not exercisable until the underlying shares are released from the escrow established at the time of Echo’s initial public offering and any applicable lock-up agreements have expired. The options have a term of one year from the date on which they become exercisable. The investors are also entitled to certain demand and piggyback registration rights that were granted to the Echo founders in respect of their shares issued prior to Echo’s initial public offering. Certain of the Echo founders have also agreed to provide limited make-whole protection as well as personal guaranties in the event the value of the shares acquired by an investor fall below a negotiated level based on the investor's average per share basis as well as expense reimbursement in the form of a put option covering 100,000 shares of Echo common stock at a price of approximately $7.50 per share, subject to adjustment).

          The investors acquired approximately 2.9 million shares of Common Stock in privately negotiated transactions with various Echo stockholders who were stockholders of Echo as of the November 7, 2007 record date for Echo’s Special Meeting of Stockholders and who had voted against the Merger and submitted their shares for conversion into a pro rata share of Echo’s trust fund established in connection with Echo’s initial public offering. These shares were purchased at approximately $8.10 per share as a result of such negotiations which price approximated the per share amount that would be received upon conversion of such shares.

          In connection with the private placement by XLNT in February 2006 of 7,860,834 shares of Series A convertible preferred stock for net cash proceeds of $17.3 million, for services rendered on behalf of the placement agent, Keith Rosenbloom received for services rendered on behalf of the placement agent and as a partner of the placement agent an aggregate of $210,608 in cash and agent's warrants to purchase 129,780 shares of Series A convertible preferred stock with an exercise price per share of $2.40.

          In connection with the private placement by XLNT in February 2007 of 32,434 shares of Series B convertible preferred stock for net cash proceeds of $13.6 million, as well as the term loan of $12.0 million obtained from Fifth Street Mezzanine Partners II, L.P, for services rendered on behalf of the placement agent for such transactions and as a partner of the placement agent, Keith Rosenbloom received an aggregate of $567,370 in cash.

Director Independence

          Our Board of Directors has determined that Messrs. Johnston, Martin and Shroff are “independent” as that term is defined under the rules and regulations of the Nasdaq Stock Market. The

Company has applied to list its Common Stock on the Nasdaq Capital Market and intends to move to the Nasdaq Global Market when eligible.

          The Board of Directors believes that Messrs. Kanter and Burleson are also “independent” as that term is defined under the rules and regulations of the Nasdaq Stock Market, but the Board has not yet made a final determination because of an ambiguity in the rules of the Nasdaq Stock Market. Under the rules of the Nasdaq Stock Market, “independent director” means a person other than an executive officer or employee of the listed company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director who is, or at any time during the past three years was, employed by the listed company shall not be considered independent. The Board of Directors believes that these rules do not preclude the Board from determining that Messrs. Burleson and Kanter are independent because (i) they are not executive officers or employees of the Company, and (ii) they have not been employed by the Company within the past three years, although they did serve as officers of Echo without compensation prior to the Merger. The Company plans to seek guidance from Nasdaq regarding the application of its independence rules to Messrs. Kanter and Burleson.

Legal Proceedings

          The legal proceedings involving the Company are described in the Proxy Statement/Prospectus in the sections entitled “Information About XLNT” beginning on page 116 and “Information About Echo” beginning on page 134, which are both incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

          Information about the market price, number of stockholders and dividends for our securities is described in the Proxy Statement/Prospectus in the sections entitled “Per Share Market Price Information” beginning on page 39 and “Price Range of Securities and Dividends” beginning on page 174, which are both incorporated herein by reference.

Recent Sales of Unregistered Securities

          Reference is made to Item 15 of Amendment 11 to our Form S-1 (File No. 333-126650) filed March 8, 2006, and Item 3.02 of our Form 8-K filed March 24, 2006, which are both incorporated herein by reference.

Description of Registrant’s Securities

          Our securities are described in the Proxy Statement/Prospectus in the section entitled “Description of Echo’s Securities Following the Merger” beginning on page 174, which is incorporated herein by reference.

Indemnification of Directors and Officers

          Information about the indemnification of our directors and officers is described in the Proxy Statement/Prospectus in the section entitled “Limitation of Liability and Indemnification of Directors” beginning on page 176 and under Item 20 of Part II of Amendment No. 4 to our Registration Statement on Form S-4 (file no. 333-144889) filed with the SEC on November 8, 2007, which are both incorporated herein by reference.

Changes in Accountants

          Reference is made to the disclosure set forth under Item 4.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Financial Statements and Supplementary Data

          Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Financial Statements and Exhibits

          Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K concerning the financial statements and supplementary data of the Company, which is incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

          Reference is made to the disclosure set forth under Item 9.01 of this current report on Form 8-K concerning financial information, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

          As a result of the Merger, the Company’s consolidated indebtedness will include convertible notes in aggregate principal amount of $ 2.82 million previously issued by XLNT (the “XLNT Convertible Debt”) that were not converted prior to the Effective Time. The material terms of the XLNT Convertible Debt did not change in the Merger, except that the XLNT Convertible Debt is now convertible into the number of shares of Common Stock of the Company equal to the number of shares of XLNT common stock originally underlying such note multiplied by the Exchange Ratio. Interest on the XLNT Convertible Debt ranges from 7% to 8% per annum, and such debt matures in on various between 2010 and 2012.

          The full text of the form of convertible promissory note is attached as Exhibit 10.27 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Security Holders.

          Reference is made to the disclosure set forth under Item 5.03 of this Current Report on Form 8-K concerning an amendment to the Company’s Certificate of Incorporation, which is incorporated herein by reference.

Item 4.01	Changes in Registrant’s Certifying Accountant.

          In connection with the completion of the Merger, on January 7, 2008, the Audit Committee of the Board of Directors of the Company selected Singer Lewak Greenbaum & Goldstein LLP (“SLGG”) as the Company’s principal accountant and auditor and dismissed Eisner LLP (“Eisner”) as of such date. SLGG has served as XLNT’s principal accountant and auditor since February 2006.

          Eisner’s report on the financial statements of the Company for the two fiscal years ended December 31, 2005 and December 31, 2006 did not contain an adverse opinion or a disclaimer of opinion, nor it was qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s two fiscal years ended December 31, 2006 and December 31, 2007 and through January 6, 2008 there were no disagreements between the Company and Eisner LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure that, if not resolved to Eisner’s satisfaction, would have caused it to make reference to the matter in conjunction with its report on the Company’s consolidated financial statements for the relevant year; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

          The Company provided Eisner with a copy of the foregoing disclosures. Attached as Exhibit 16.1 is a copy of Eisner’s letter, dated January 7, 2008, stating whether or not it agrees with such statements.

          During the two fiscal years ended December 31, 2006 and December 31, 2007 and through January 9, 2008, the Company (i) did not consult SLGG with respect to the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Item 304 of Regulation S-K, other than consultations by XLNT in the context of XLNT’s existing audit engagement of Singer, and (ii) has not had any disagreement with SLGG regarding any of the matters described in Item 304(a)(2) of Regulation S-K. The Company asked that SLGG review the information set forth in this paragraph and in the first paragraph of this Item 4.01 before this Current Report on Form 8-K was filed with the SEC.

Item 5.01.	Changes in Control of Registrant

          Reference is made to the disclosure set forth under Item 1.01 and 2.01 of this Current Report on Form 8-K, which are incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          Reference is made to the disclosure set forth in the Proxy Statement/Prospectus in the sections entitled “Directors and Management of Echo Following the Merger” beginning on page 151, and “Certain Relationships and Related Transactions of Echo” beginning on page 156, which are incorporated herein by reference.

          As of the Effective Time of the Merger, Messrs. Eugene Bauer, Alastair Clemow, Gary Brukardt, and Kevin Pendergest resigned from the Board of Directors as contemplated by the Merger Agreement. As of the Effective Time and as contemplated by the Merger Agreement, Joel Kanter resigned as President, Kevin Pendergest resigned as Chief Financial Officer, and Gene Burleson resigned as Chief Executive Officer of the Company. Messrs. Burleson and Kanter remain directors of the Company, and Mr. Burleson remains Chairman of the Board. As of the Effective Time, Messrs, Zubeen Shroff, Richard Johnston, J. David Reed, Robert Wallace and Steven T. Johnson became directors of the Company.

          On January 10, 2008 the Board of Directors elected Keith Rosenbloom to serve as a member of the Board of Directors of the Company. As a non-management member of the Board, Mr. Rosenbloom will receive the same standard compensation paid to other non-management directors for service on the Board and its committees, as described under “Executive Compensation” in Item 2.01 of this Form 8-K which is incorporated herein by reference. Mr. Rosenbloom was elected to serve as a director of the Company pursuant to the terms of the Board Voting Agreement, which is described in Item 1.01 of this Form 8-K and is incorporated herein by reference. Reference is made to “Certain Relationships and Related Transactions”, and “Director Independence” under Item 2.01 of this Form 8-K, which are incorporated herein by reference for a description of any transactions since the beginning of the Company’s last fiscal year, or are currently proposed, regarding Mr. Rosenbloom that are required to be disclosed by Item 404(a) of Regulation S-K.

          For information regarding our current directors and executive officers, see “Directors and Executive Officers” in Item 2.01 above.

          On January 4, 2008, the stockholders of the Company approved the Pet DRx Corporation 2007 Stock Incentive Plan. Reference is made to the disclosure set forth in the Proxy Statement/Prospectus in the section entitled “The Stock Incentive Plan Proposal” beginning on page 106, which is incorporated herein by reference

Item 5.03.	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

          In connection with the Merger, on January 4, 2008, the Company amended and restated its Certificate of Incorporation to: (i) increase the number of authorized shares of common stock from 25,000,000 shares to 90,000,000 shares and the authorized shares of preferred stock from 1,000,000 shares to 10,000,000 shares, which will result in an increase in the total number of authorized shares of capital stock from 26,000,000 to 100,000,000, (ii) remove the preamble and Sections A through E of Article Sixth of the Certificate of Incorporation (to remove certain provisions related to a business combination that were put in place as a result of our being a blank check company) and (iii) change Echo’s name from “Echo Healthcare Acquisition Corp.” to “Pet DRx Corporation” as further described in the section of the Proxy Statement/Prospectus entitled “The Amendment Proposal” beginning on page 105, which is incorporated herein by reference.

          On January 10, 2008 and effective immediately, the Board of Directors of the Company adopted amendments to the Company’s Bylaws. The amendments permit the interests of stockholders to be evidenced by uncertificated shares of stock of the Company, which are maintained on the transfer agent’s records, but for which stock certificates have not been issued. The amendments were necessary in order to list the Company’s securities on The Nasdaq Stock Market. A copy of the Amended and Restated Bylaws of the Company is attached hereto as Exhibit 3.2.

          The foregoing description of the amendments to the Company’s Certificate of Incorporation and Bylaws are qualified in their entirety by reference to the full text of such documents as amended and restated, which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Item 5.06.	Change in Shell Company Status.

          As a result of the Merger, which fulfilled the definition of an initial business combination as required by Echo’s Certificate of Incorporation, the Company ceased to be a shell company as of the Effective Time. The material terms of the Merger are described in the Proxy Statement/Prospectus in the sections entitled “The Merger Proposal” beginning on page 46 and “The Merger Agreement” beginning on page 90, which are both incorporated herein by reference.

Item 9.01.	Financial Statements And Exhibits.

(a)	Financial Statements of Business Acquired.

          The following Financial Statements are set forth on Exhibit 99.1 to this Current Report on Form 8-K, which are incorporated herein by reference.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF XLNT VETERINARY CARE, INC.

     Consolidated Balance Sheets as of September 30, 2007 (unaudited) and December 31, 2006

          Unaudited Consolidated Statements of Operations for the three and nine months ended September 30, 2007 and 2006

          Unaudited Consolidated Statements of Cash Flows for the three and nine months ended September 30, 2007 and 2006

     Notes to Consolidated Financial Statements

     REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

     Consolidated Balance Sheets as of December 31, 2006 and 2005

     Consolidated Statements of Operations for the years ended December 31, 2006 and 2005, the period from March 10, 2004 (inception) through December 31, 2004 and for the predecessor period from January 1, 2004 through September 30, 2004

     Consolidated Statements of Cash Flows for the years ended December 31, 2006 and 2005, the period from March 10, 2004 (inception) through December 31, 2004 and for the predecessor period from January 1, 2004 through September 30, 2004

     Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2006 and 2005

     Notes to Consolidated Financial Statements

(b)	Pro Forma Financial Information

          The following Pro Forma Financial Statements are set forth on Exhibit 99.2 to this Current Report on Form 8-K, which are incorporated herein by reference.

INDEX TO PRO FORMA FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2007

Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2007

Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2006

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(c)	Exhibits:

Exhibits filed with this report are marked “*” in the table below.

Exhibit No.	Description

2.1

Second Amended and Restated Agreement and Plan of Merger dated October 23, 2007 by and among Echo Healthcare Acquisition Corp., Pet DRx Acquisition Company and XLNT Veterinary Care, Inc. (Incorporated by reference to Exhibit 2.1 of the Registrant’s Registration Statement on Form S-4, as amended, filed on November 8, 2007.)

3.1*	Amended and Restated Certificate of Incorporation of Pet DRx Corporation

3.2*	Amended and Restated By-laws of Pet DRx Corporation

4.1*	Specimen Common Stock Certificate

4.2*	Specimen Unit Certificate

4.3*	Specimen Warrant Certificate

4.4

Form of Warrant Agent Agreement by and between Corporate Stock Transfer, Inc. and the Registrant. (Incorporated by reference to Exhibit 4.4 of the Registrant’s Registration Statement on Form S-1, as amended, filed on February 2, 2006.)

4.5

Warrant Clarification Agreement by and between Registrant and Corporate Stock Transfer, Inc. (Incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 10-Q filed on March 20, 2007.)

10.1

Form of Restated Investment Management Trust Agreement by and between Corporate Stock Transfer, Inc. and the Registrant. (Incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-1, as amended, filed on February 2, 2006.)

10.2

Form of Stock Escrow Agreement by and among the Registrant, Corporate Stock Transfer, Inc. and the Existing Stockholders. (Incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form S-1, as amended, filed on February 2, 2006.)

10.3

Form of Registration Rights Agreement by and among the Registrant and the Existing Stockholders. (Incorporated by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form S-1, as amended, filed on February 2, 2006.)

10.4	Form of Restated Warrant Purchase Agreement. (Incorporated by reference to Exhibit 10.5 of the Registrant’s Registration Statement on Form S-1, as amended, filed on February 2, 2006.)

10.5

Letter Agreement by and among the Registrant, Morgan Joseph & Co. Inc. and Eugene A. Bauer. (Incorporated by reference to Exhibit 10.6 of the Registrant’s Registration Statement on Form S-1, as amended, filed on March 8, 2006.)

10.6

Letter Agreement by and among the Registrant, Morgan Joseph & Co. Inc. and Gary A. Brukardt. (Incorporated by reference to Exhibit 10.7 of the Registrant’s Registration Statement on Form S-1, as amended, filed on March 8, 2006.)

10.7

Letter Agreement by and among the Registrant, Morgan Joseph & Co. Inc. and Gene E. Burleson. (Incorporated by reference to Exhibit 10.8 of the Registrant’s Registration Statement on Form S-1, as amended, filed on March 8, 2006.)

10.8

Letter Agreement by and among the Registrant, Morgan Joseph & Co. Inc. and Alastair Clemow. (Incorporated by reference to Exhibit 10.9 of the Registrant’s Registration Statement on Form S-1, as amended, filed on March 8, 2006.)

10.9

Letter Agreement by and among the Registrant, Morgan Joseph & Co. Inc. and Joel Kanter. (Incorporated by reference to Exhibit 10.10 of the Registrant’s Registration Statement on Form S-1, as amended, filed on March 8, 2006.)

10.10

Letter Agreement by and among the Registrant, Morgan Joseph & Co. Inc. and Richard Martin. (Incorporated by reference to Exhibit 10.11 of the Registrant’s Registration Statement on Form S-1, as amended, filed on March 8, 2006.)

10.11

Letter Agreement by and among the Registrant, Morgan Joseph & Co. Inc. and Kevin Pendergest. (Incorporated by reference to Exhibit 10.12 of the Registrant’s Registration Statement on Form S-1, as amended, filed on March 8, 2006.)

10.12

Letter Agreement by and among the Registrant, Morgan Joseph & Co. Inc. and Windy City, Inc. (Incorporated by reference to Exhibit 10.13 of the Registrant’s Registration Statement on Form S-1, as amended, filed on March 8, 2006.)

10.13

Letter Agreement by and among the Registrant, Morgan Joseph & Co. Inc. and Chicago Investments, Inc. (Incorporated by reference to Exhibit 10.14 of the Registrant’s Registration Statement on Form S-1, as amended, filed on March 8, 2006.)

10.14

Form of Unit Option Purchase Agreement by and among the Registrant, Morgan Joseph & Co. and Roth Capital Partners, LLC. (Incorporated by reference to Exhibit 10.26 of the Registrant’s Registration Statement on Form
S-11, as amended, filed on February 2, 2006.)

10.15

Founding Director Warrant Purchase Agreement by and among the Registrant and Certain Directors of the Registrant. (Incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on March 24, 2006.)

10.16*	Executive Employment Agreement by and between XLNT Veterinary Care, Inc. and Robert Wallace

10.17

Executive Employment Agreement by and between XLNT Veterinary Care, Inc. and Steven Johnson (Incorporated by reference to Exhibit 10.30 of the Registrant’s Registration Statement on Form S-4, as amended, filed on November 11, 2007.)

10.18

Executive Employment Agreement by and between XLNT Veterinary Care, Inc. and Gregory Eisenhauer (Incorporated by reference to Exhibit 10.31 of the Registrant’s Registration Statement on Form S-4, as amended, filed on November 11, 2007.)

10.19

Executive Employment Agreement by and between XLNT Veterinary Care, Inc. and George Villasana (Incorporated by reference to Exhibit 10.32 of the Registrant’s Registration Statement on Form S-4, as amended, filed on November 11, 2007.)

10.20*	Board Voting Agreement dated as of January 4, 2008 by and among the Registrant and Certain Stockholders named on the signature pages thereof

10.21	2007 Pet DRx Corporation Stock Incentive Plan (Incorporated by reference to Exhibit 10.28 of the Registrant’s Registration Statement on Form S-4, as amended, filed on November 11, 2007.)

10.22*	Form of Indemnification Agreement for Executive Officers and Directors by and between XLNT Veterinary Care, Inc. and Certain Executive Officers and Directors of XLNT Veterinary Care, Inc.

10.23*	XLNT Veterinary Care, Inc. 2004 Stock Option Plan, as amended

10.24*	Form of XLNT Veterinary Care, Inc. Non-Qualified Stock Option Agreement by and between XLNT Veterinary Care, Inc. and Certain Employees of XLNT Veterinary Care. Inc.

10.25*	Form of XLNT Veterinary Care, Inc. Nonincentive Stock Option Agreement by and between XLNT Veterinary Care, Inc. and Certain Executives of XLNT Veterinary Care, Inc.

10.26*	Form of Stock Purchase Warrant Issued by XLNT Veterinary Care, Inc. to Certain Lenders

10.27*	Form of Convertible Promissory Note Issued to Sellers of Veterinary Clinics Acquired by XLNT Veterinary Care, Inc.

10.28*	Form of Warrant to Purchase Common Stock of XLNT Veterinary Care, Inc.

10.29*	Warrant to Purchase Common Stock of XLNT Veterinary care, Inc. for Galen Partners IV, L.P. dated September 26, 2007

10.30*	Promissory Note between XLNT Veterinary Care, Inc. and Huntington Capital, L.P. in the amount of $1,400,000 dated November 2, 2005

10.31*	Promissory Note between XLNT Veterinary care, Inc. and St. Cloud in the amount of $1,600,000 dated November 4, 2005

10.32*	Credit Agreement by and between XLNT Veterinary Care, Inc. and Fifth Street Mezzanine Partners II, L.P. dated March 29, 2007

10.33*	Security Agreement by and between XLNT Veterinary Care, Inc. and Fifth Street Mezzanine Partners II, L.P. dated March 29, 2007

10.34*	Environmental Compliance Agreement by and between XLNT Veterinary care, Inc. and Fifth Street Mezzanine Partners II, L.P. dated June 2007

10.35*	Right of First Offer and Last Look Agreement by and between XLNT Veterinary Care, Inc. and Fifth Street Mezzanine Partners II, L.P. dated June 29, 2007

10.36*	First Amendment to Credit Agreement by and between XLNT Veterinary Care, Inc. and Fifth Street Mezzanine Partners II, L.P. dated November 27, 2007

10.38*	Co-Sale Agreement by and among the Registrant and the Certain Stockholders named on signature pages thereof dated September 11, 2006

10.39*	Form of Lock-Up Agreement entered into by and between the Registrant and the Registrant’s Founding Stockholders

10.40*	Form of Lock-Up Agreement entered into by and between the Registrant and Certain of XLNT’s Significant Stockholders

14.1	Code of Ethics and Conduct. (Incorporated by reference to Exhibit 14.1 of the Registrant’s Registration Statement on Form S-1, as amended, filed August 25, 2005.)

16.1*	Letter from Eisner LLP to the Securities and Exchange Commission dated January 7, 2008

21.1	List of Subsidiaries

99.1	Consolidated Financial Statements of XLNT Veterinary Care, Inc.

99.2	Pro Forma Financial Statements

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PET DRX CORPORATION (Registrant)

By:	Gregory Eisenhower

Name: Gregory Eisenhower
Title: Chief Financial Officer

Date: January 10, 2008